Exhibit 3.7

NEPTUNE REM LLC

GARRISON DESIGNATION

In accordance with the Second Amended and Restated Series Limited Liability Company Agreement of Neptune REM LLC (the “Company”) dated May 28, 2024 (the “Agreement”), and upon the execution of this designation by the Company and Terra Mint Group Corp. in its capacity as Managing Member of the Company and Initial Member of The Garrison Series LLC (“Garrison Series”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	The Garrison Series LLC

Effective date of establishment	August 11, 2025

Managing Member	Terra Mint Group Corp. was appointed as the Managing Member of Garrison Series with effect from the date of the Agreement and shall continue to act as the Managing Member of Garrison Series until dissolution of Garrison Series pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Terra Mint Group Corp.

Series Asset	The Series Assets of Garrison Series shall comprise a residential property located at 7012 Cottonseed Dr. Princeton, TX 75407, which will be acquired by Garrison Series upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Garrison Series from time to time, as determined by the Managing Member in its sole discretion.

Property Manager	Terra Mint Group Corp.

Property Management Fee	As stated in Section 5.10 and in that certain Property Management Agreement, dated August 13, 2025, by and between Garrison Series and Terra Mint Group Corp.

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.4(a)(i), the maximum number of Garrison Series Interests the Company can issue is 25,663.

Number of Garrison Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 1% through the Offering and may purchase up to 9.8%.

Broker	Dalmore Group, LLC

Brokerage Fee	Two and a half 2.5% of the purchase price of the Interests from Garrison Series sold at the Initial Offering of the Garrison Series Interests (excluding the Garrison Series acquired by any Person other than Investor Members) which constitutes part of the original $25,000 set up fee and includes the flat rate of 2.5% collected by the broker-dealer.

Interest Designation	No Interest Designation shall be required in connection with the issuance of Garrison Series Interests

Voting	Subject to Section 3.5, the Garrison Series Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Garrison Series Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Garrison Series Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Garrison Series Designation) that would adversely change the rights of the Garrison Series Interests;

(b) mergers, consolidations or conversions of Garrison Series or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Garrison Outstanding Series Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Garrison Series Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Garrison Series Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $50,000, which may be waived by the Managing Member in its sole discretion.

Other rights	Garrison Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Garrison Series Interests

Officers	There shall initially be no specific officers associated with Garrison Series, although, the Managing Member may appoint Officers of Garrison Series from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	10 interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII